For Immediate Release: May 18, 2006	Contact:	Kyle Stults Investor Relations (410) 740-0081

Martek Signs Multi-Year Worldwide Exclusive Supply Agreement

COLUMBIA, MD – May 18, 2006 – Martek Biosciences Corporation announced today that it has entered into a long-term supply agreement with Mead Johnson Nutritionals, a leading worldwide infant formula producer and the largest infant formula manufacturer in the United States. Martek will serve as the exclusive worldwide DHA and ARA supplier for all Mead Johnson infant formula products. The agreement provides for a ten-year term with certain rights for either party to terminate the arrangement after December 31, 2011.

Martek has been supplying DHA and ARA to Mead Johnson for use in infant formula under a 25-year license agreement signed in 1992, which has been incorporated into the new agreement and remains in effect. Mead Johnson has had tremendous success with DHA and ARA formulas worldwide and now accounts for more than 50 percent of Martek’s DHA and ARA sales to the infant formula market.

Martek manufactures nutritional oils that contain the long-chain polyunsaturated fatty acids DHA and ARA, both of which are naturally present in breast milk. Clinical studies have demonstrated benefits for infants receiving DHA and ARA supplemented formula. Martek’s proprietary blend of DHA and ARA is the only source of these nutrients currently used in U.S. infant formula and infant formula containing Martek’s DHA and ARA is currently sold in more than 60 countries worldwide.

“It’s a great day for babies around the world. This agreement illustrates the importance and long-term acceptance of Martek’s vegetarian DHA and ARA in infant formula,” said Henry “Pete” Linsert, Jr., Chairman and CEO of Martek Biosciences Corporation.

Martek Biosciences Corporation (NASDAQ: MATK) is a leader in the innovation and development of omega-3 DHA products that promote health and wellness through every stage of life. The Company produces Martek DHA™, a vegetarian source of the omega-3 fatty acid DHA (docosahexaenoic acid), for use in foods, infant formula, and supplements, and ARA (arachidonic acid), an omega-6 fatty acid, for use in infant formula. For more information on Martek Biosciences, visit www.martek.com.

Sections of this release contain forward-looking statements concerning, among other things, expectations regarding product launches and market performance. These statements are based upon numerous assumptions which Martek cannot control and involve risks and uncertainties that could cause actual results to differ. These statements should be understood in light of the risk factors set forth in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, Part II, Item 1A of the Company’s Form 10-Q for the fiscal quarter ended January 31, 2006 and other filed reports on Form 10- K, Form 10-Q and Form 8-K.

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